UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/07/2012

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2012, the Compensation Committee of the Board of Directors of Sears Holdings Corporation (the "Company") approved the restatement of the Sears Holdings Corporation Annual Incentive Plan and 2012 performance goals and measures thereunder (the "AIP"), subject to stockholder approval of the Sears Holdings Corporation Umbrella Incentive Program (the "Umbrella Program"), as amended and restated, at the Company's annual meeting of stockholders to be held on May 2, 2012.

The following is a summary of the AIP, which is qualified in its entirety by reference to the complete text of the AIP.

The AIP provides the opportunity for salaried and certain corporate hourly employees of the Company, including its executive officers, to receive an incentive award equal to a percentage of his or her base salary or a dollar amount subject to the attainment of quarterly and annual performance goals.

Awards under the AIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company's common stock in lieu of cash or a combination of cash and shares. The issuance of common stock under the AIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of AIP awards.

The AIP provides that, for each performance period, the Compensation Committee will establish in writing the financial performance goals and any particulars or components applicable to each business and the annual incentive opportunity and assignment with respect to each participant. The primary financial performance goals under the AIP for the executive officers are based on SHC EBITDA (earnings before interest, taxes, depreciation and amortization), business unit operating profit ("BOP"), or a combination of these goals. The definition of the financial performance goals, including SHC EBITDA and BOP, were approved by the Compensation Committee.

The 2012 annual incentive opportunity for our chief executive officer, Louis J. D'Ambrosio, and our chief financial officer, Robert A. Schriesheim, is based solely on SHC EBITDA. The 2012 annual incentive opportunities for our current executive officers named in our proxy statement for our 2011 annual meeting of stockholders (collectively, the "named executive officers") under the AIP are based on achievement of a combination of an SHC EBITDA goal and certain BOP goals. Specifically, the 2012 annual incentive opportunity for W. Bruce Johnson is based on the level of performance of the BOP goals for the business units for which he is responsible and the level of performance for the SHC EBITDA goal. The 2012 annual incentive opportunity for each of Dane A. Drobny and William R. Harker is based on the aggregate performance for the BOP goal of certain operating business units and the level of performance for the SHC EBITDA goal. The AIP also provides for quarterly SHC EBITDA targets, payout with respect which, if any, will not be made until the payment date described below. Payouts under the AIP will range from 25%, generally, of the target incentive award at a threshold level of performance established by the Compensation Committee for each performance goal to 200% of the target incentive award at a maximum level of performance (150% of the target level of performance). Target incentive awards will be calculated as a percentage up to 200% of base salary. For the SHC EBITDA goal, the incentive payout percentage between threshold and maximum payout is based on a series of straight-line (linear) interpolations as follows: a 1.06% increase in payout for every 1% increase in SHC EBITDA from threshold to a point below target, a 1.73% increase in payout for every 1% increase in SHC EBITDA from such point to target, and a 2% increase in payout for every 1% increase in SHC EBITDA from target to maximum level of performance. For the BOP goals, payout percentage at threshold varies by business unit. Also for the BOP goals, the incentive payout percentage between threshold and target is based on straight-line (linear) interpolation with a 2% increase in payout for every 1% increase in BOP from target to maximum level of performance.

The Compensation Committee approved a target award percentage (which is a percentage of base salary) under the AIP of 200% for Mr. D'Ambrosio, 150% for Mr. Schriesheim, 100% for Mr. Johnson, 90% for Mr. Harker and 75% for Mr. Drobny.

Certain additional conditions will apply in order for a participant whose employment with us terminates due to his or her death or disability prior to the payment date. We will pay awards earned under the AIP to participants within 75 days after the end of our 2012 fiscal year, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law) and that our stockholders approve the Umbrella Program. The AIP also provides that the Company will seek reimbursement from executive officers if the Company's financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: March 13, 2012	By:	/s/ Robert A. Riecker
Robert A. Riecker
Vice President, Controller and Chief Accounting Officer